U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 3

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person

Cerisse,              Christine                 M.
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   (Last)               (First)                 (Middle)
232 1489 Marine Drive

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                                    (Street)
West Vancouver,           B.C.                  V7T 1B8

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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

  Feb. 1, 2001
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3. IRS Identification Number of Reporting Person,
   if an entity (voluntary)
n/a

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4. Issuer Name and Ticker or Trading Symbol
Kettle River Group Inc. (KTLR)
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5. Relationship of Reporting Person(s) to Issuer
  (Check all applicable)

   [ x  ]   Director                     [ x  ]   10% Owner
   [ x  ]   Officer (give title below)   [    ]   Other (specify below)

            President, Sec/Treasurer
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6. If Amendment, Date of Original (Month/Day/Year)

n/a
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ x  ] Form filed by One Reporting Person
   [    ] Form filed by More than One Reporting Person

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

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Table I -- Non-Derivative Securities Beneficially Owned
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                                           2.                       3.
1.                                          Amount of Securities            Ownership Form
Title of Security                           Beneficially Owned              Direct (D) or                   4.
(Instr. 4)                                 (Instr. 4)                       Indirect (I)                    Nature of Indirect
                                                                                                            Beneficial Ownership
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
common                                        500, 000                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, See Instruction
  5(b)(v)




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FORM 3 (continued)


Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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                                                      3.
                                                      Title and Amount
                              2.                      of Securities
                              Date Exercisable and    Underlying                            5.
                              Expiration Date         Derivative Security     4.            Ownership
                              (Month/Day/Year)        (Instr. 4)              Conversion    Form of            6.
1.                            --------------------    -------------------     or Exercise   Derivative         Nature
Title of                      Date       Expira-                Amount or     Price of      Security:          of Indirect
Derivative Security           Exer-      tion                   Number of     Derivative    Direct (D)         Beneficial
(Instr. 4)                    cisable    Date         Title     Shares        Security      or

                                                                                            Indirect(i)
                                                                                                                Ownership
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
n/a                                                               n/a
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


Explanation of Responses:







/s/ Christine Cerisse                              Oct. 15, 2001
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 **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

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